EXHIBIT 99.1

On2 Technologies Holds Annual Meeting; Stockholders Approve All Proposals TARRYTOWN, NY (October 10, 2007): On2 Technologies, Inc.(AMEX:ONT) announced that its stockholders had approved all proposals presented at the company’s annual stockholders’ meeting held earlier today in New York City. The proposals approved include the following:

∙	Proposal 3, to approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock to 250,000,000;

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Proposal 4, to approve the issuance of shares of the Company’s common stock to be exchanged for all of the issued and outstanding equity securities of Hantro Products Oy, so that Hantro will become a wholly-owned subsidiary of On2 Technologies, Inc.; and

∙	Proposal 5, to authorize On2’s board at its discretion to effect a five-for-one reverse split of On2’s outstanding shares of common stock within the next 60 days.

Stockholder approval of Proposal 3 and 4 cleared the way for the acquisition of Hantro Products Oy, a leader in multimedia technology for mobile devices, based in Oulu, Finland. On2’s stockholders also approved Proposals 1 and 2, which called for re-election of all current members of the board of directors and the appointment of Hantro director Pekka Salonoja to the Board, the latter contingent on the completion of On2’s acquisition of Hantro.

About On2 Technologies, Inc.

On2 Technologies (Amex: ONT) is a leading technology firm at the forefront of digital video compression.  The company revolutionized digital media delivery with the creation of its advanced full-motion, full-screen On2 Video compression and streaming technologies.  On2 Video codecs are widely used in the Internet, video-on-demand, VoIP, and mobile media markets.  On2’s software is used by such leading global companies as Adobe, AOL, Skype, XM Satellite Radio, Sony, CTTNet, VitalStream, Brightcove, and Tencent.  Located in Tarrytown, N.Y., the company has R&D offices in Clifton Park, N.Y., and Cambridge, UK.  To contact On2, write to sales@on2.com or visit http://www.on2.com.

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Investor Contact:

On2 Technologies, Inc:
Matt Frost
On2 Technologies
914 468 0510
invest@on2.com